Exhibit 99.2

January 3, 2008

                      For more information contact

Stephen P. Wilson, Chairman & CEO at

 (513) 932-1414 or 1-800-344-BANK

TO ALL MEDIA:

FOR IMMEDIATE RELEASE

The Board of Directors of LCNB National Bank and LCNB Corp. announced the promotion of Steve P. Foster to President of LCNB Corp. and LCNB National Bank effective January 1, 2008. Mr. Foster becomes the tenth president in LCNB’s 131-year history.

Stephen P. Wilson, Chairman & CEO of LCNB stated, “The Board is proud to make this announcement. Steve Foster has performed successfully at every level of the bank and corporation. He personifies our goals through his hard work and dedication to our shareholders, customers, employees and the communities we serve.”

Mr. Foster commented, “I am truly honored by this announcement. Growing up in a banking family, I have always had the greatest respect for the profession and the desire to make a career in banking. I look forward to the opportunity to work with the officers and employees of LCNB National Bank to better meet the needs of our customers and make a difference in the communities we serve.”

Originally from Waverly, Ohio, Mr. Foster is a third generation banker. His grandfather, father, and brother have served as presidents of the First National Bank of Waverly. Mr. Foster graduated from The Ohio State University with a degree in Business in 1974. After joining LCNB in 1977, he oversaw the opening of the Roachester-Morrow office. He has served as a Branch Manager, Loan Officer, and an Internal Auditor. He also started the Information Technology Department and has been responsible for all financial reporting of the bank and LCNB Corp., and currently serves as a member of the LCNB Board of Directors. Mr. Foster received his MBA in 1989 from the University of Cincinnati. He has also participated in and led numerous courses for the Ohio Banker’s League throughout his career.

During his tenure with the bank, Mr. Foster has been very active in a number of community and civic organizations. He has served on the Warren County United Way Board for seven years and was Chairman in 2002. He has also served on several school bond levy committees, member and past president of the Lebanon Chamber of Commerce, and currently serves on the Warren County Bar Association Grievance Committee.

Mr. Foster and his wife, Sally, have lived in Lebanon since 1977. Sally has taught in the Lebanon City School system, primarily as a first and second grade elementary school teacher, since that time.

LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. Affiliates of LCNB Corp. are LCNB National Bank, with 24 offices located in Warren, Butler, Clinton, Clermont, Hamilton and Montgomery Counties, Ohio, and Dakin Insurance Agency, Inc. Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank and Dakin Insurance Agency can be found on the Internet at www.LCNB.com and www.dakin-ins.com